As filed with the Securities and Exchange Commission on March 31, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Golden Nugget Online Gaming, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-3593048
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1510 West Loop South Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Golden Nugget Online Gaming, Inc.

2020 Incentive Plan

(Full title of the plan)

Michael Harwell

Chief Financial Officer

Golden Nugget Online Gaming, Inc.

1510 West Loop South

Houston, Texas

(Name and address of agent for service)

(713) 850-1010

(Telephone number, including area code, of agent for service)

Copy to:

Joel L. Rubinstein

Jonathan P. Rochwarger

Elliott M. Smith

Dov Gottlieb

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Fax: (212) 354-8113

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Class A common stock, $0.0001 par value (the “Common Stock”)	5,000,000	(1)(2)	$12.55	(3)	$62,750,000.00	(3)	$6,846.03

(1)	Consists of the shares of Common Stock which are reserved for issuance under the Golden Nugget Online Gaming, Inc. 2020 Incentive Award Plan (the “Incentive Plan”).

(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares which become issuable under the Incentive Plan as a result of anti-dilution provisions described therein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low prices ($12.87 - $12.22) of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 30, 2021.

EXPLANATORY NOTE

Golden Nugget Online Gaming, Inc. (the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) this registration statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”) 5,000,000 shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of the Registrant, not previously registered, issuable pursuant to the Golden Nugget Online Gaming, Inc. 2020 Incentive Award Plan (the “Incentive Plan”).

On October 28, 2020, the Registrant’s board of directors adopted, subject to stockholder approval, the Incentive Plan, and on December 18, 2020 (the “Effective Date”), the Incentive Plan was approved by the stockholders at the Registrant’s Special Meeting of Stockholders. This Registration Statement registers 5,000,000 new shares of Common Stock reserved for issuance under the Incentive Plan.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable under the Incentive Plan as a result of anti-dilution provisions described therein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each participant in the Incentive Plan as may be required by Rule 428(b). Such documents are not required to be and are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to participants will also indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following:

●	the Registrant’s annual report on Form 10-K filed with the Commission on March 31, 2021 (the “Form 10-K”);

●	the Registrant’s Current Report on Form 8-K, filed with the Commission on January 5, 2021; and

●	the description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2019 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by Exhibit 4.2, “Description of Securities” to the Form 10-K, and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the Commission is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes and empowers the Registrant to indemnify the directors, officers, employees and agents of the Registrant against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought, or threatened to be brought, against any such person as a result of his or her relationship with the Registrant, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action, provided that such persons had no reasonable cause to believe their conduct was unlawful. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Section 102(b)(7) of the Delaware General Corporation Laws, Article EIGHTH of the Registrant’s Fourth Amended and Restated Certificate of Incorporation eliminates a director’s personal liability for monetary damages to the Registrant and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to the Registrant or its stockholders, actions in bad faith, knowingly or intentionally violating the law, authorizing unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or deriving improper personal benefit from his or her actions as a director.

Article EIGHTH of the Registrant’s Fourth Amended and Restated Certificate of Incorporation and Article VIII of the Registrant’s Amended and Restated Bylaws provide that the Registrant shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is otherwise threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan , whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The indemnification provided for in each of Article EIGHTH and Article VIII is expressly not exclusive of any other rights to which those seeking indemnification may have or thereafter acquire under applicable law, the Registrant’s Fourth Amended and Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. Article EIGHTH and Article VIII also provide that the Registrant may maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of the Registrant or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability loss asserted against and incurred by such person in any such capacity.

In addition, the Registrant maintains an insurance policy on behalf of itself and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of the directors and officers. The Registrant has also entered into agreements with certain directors and officers affirming the Registrant’s obligation to indemnify them to the fullest extent permitted by law and providing various other protections.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Documents

4.1	Fourth Amended and Restated Certificate of Incorporation of the Registrant, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38893) filed with the Commission on January 5, 2021.

4.2	Amended and Restated Bylaws of the Registrant, incorporated herein by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-38893) filed with the Commission on January 5, 2021.

4.3	Warrant Agreement, dated May 6, 2019, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed by the Company on May 9, 2019).

5.1	Opinion of White & Case LLP with respect to the legality of the Common Stock being registered (filed herewith).

23.1	Consent of Marcum LLP, independent registered accounting firm for Golden Nugget Online Gaming, Inc. (filed herewith).

23.2	Consent of White & Case LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Golden Nugget Online Gaming, Inc. 2020 Incentive Award Plan, incorporated herein by reference to Exhibit 10.9 of the Registrant’s Current Report on Form 8-K filed with the Commission on January 5, 2021.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 31st day of March, 2021.

GOLDEN NUGGET ONLINE GAMING, INC.

By:	/s/ Michael Harwell
Name:	Michael Harwell
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Harwell and Tillman J. Fertitta, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the Registration Statement on Form S-8 of Golden Nugget Online Gaming, Inc. (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title of Capacities	Date

/s/ Tilman J. Fertitta	Chairman and Chief Executive Officer (Principal Executive Officer)	March 31, 2021
Tilman J. Fertitta

/s/ Michael Harwell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 31, 2021
Michael Harwell

/s/ Richard H. Liem	Director	March 31, 2021
Richard H. Liem

/s/ Steven L. Scheinthal	Director	March 31, 2021
Steven L. Scheinthal

/s/ G. Michael Stevens	Director	March 31, 2021
G. Michael Stevens

/s/ Michael Chadwick	Director	March 31, 2021
Michael Chadwick

/s/ Scott Kelly	Director	March 31, 2021
Scott Kelly